Exhibit 99.2

TRANSCRIPT OF SECOND-QUARTER FINANCIAL RESULTS CONFERENCE
CALL HELD BY MAC-GRAY CORPORATION (NYSE:TUC)

Wednesday, July 23, 2003 at 10:00 a.m.

Participants:        Stewart G. MacDonald, Chairman and Chief Executive Officer

Michael J. Shea, Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Duration:              Approximately 23 minutes

Operator:  Good day, everyone.  And welcome to the Mac-Gray Corporation Second Quarter 2003 Financial Results Conference Call.  Today’s call is being recorded.  With us today is the Chairman and CEO Stewart MacDonald , and Chief Financial Officer Michael Shea.  At this time, I would like to turn the call over to Mr. MacDonald.  Please go ahead, sir.

Stewart:  Thank you.  Good morning and thank you all for taking the time to join us for Mac-Gray’s second quarter conference call.   This is the first conference call that Mac-Gray has conducted in several years.  We have resumed them as part of our comprehensive efforts to raise our profile with investors and to take a more proactive approach to our investor relations program.  To start things off, I am going to take a moment to provide a thumbnail sketch of the company, after which Mike Shea will walk you through our second-quarter financial results.  Then I will bring you up to date on our operations and our outlook for the balance of the year, after which we will be happy to take your questions.

Before I start, I would like to remind everyone that under the Private Securities Litigation Reform Act of 1995, the statements contained in this presentation which are not historical facts, such as those dealing with future competitive success, financial performance and growth, are forward-looking statements that are subject to change based on various factors which may be beyond the company’s control.  Accordingly, the future performance and financial results of the company may differ materially from those expressed or implied in any such forward looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.

The Company undertakes no obligation to revise or publicly release the results of any revision to the forward-looking statements that may be made during today’s conference call. With Regulation FD in effect, in the future it will be our policy that any material comments concerning future results of operations will be communicated through press releases, pre-announced conference calls or other means that would constitute public disclosure for purposes of Regulation FD.

Now a brief comment about who we are:  Mac-Gray is principally a laundry facilities contractor for the multi-housing industry, defined as everything from apartment buildings, to public and military housing, to college dormitories.  In fact, we are the largest laundry facilities contractor for colleges and universities in the U.S.  We rank third in the U.S. multi-housing market, which is estimated to be a multi-billion market.  Additionally, we also sell and service commercial laundry equipment to the retail laundromat market in almost all the states where we also conduct our facilities contracting business.  Third, our MicroFridge division sells a line of combination microwave oven/refrigerator/freezer units with patented Safe Plug circuitry for use in three major market sectors:  college dormitories, military housing, and hotels and motels.   And finally, we also maintain a small ancillary business, Copico, a provider of vended copying and print management services to academic and public libraries in selected cities.

Founded in 1927, Mac-Gray Corporation has been in business for 76 years and we are Maytag Corporation’s oldest customer.  We were taken public by Salomon Bros. and Smith Barney in 1997.  With the exception of the 4th quarter in 1999 when we wrote off most of the goodwill associated with our Copico division, we have been profitable for every quarter of the company’s very long history.  Our business model, particularly for our core laundry facilities business, is predicated on consistently generating strong levels of free cash flow which Mike will comment on.  As Mike will also talk about shortly, we have greatly reduced our funded debt in recent years – lowering it by $30 million in the past four years alone.   Additionally, last month we announced a major refinancing that has substantially lowered the rates we will pay on that debt going forward.

Before I turn the call over to Mike, I want to highlight some of the trends that affect our business—for those of you who are new to Mac-Gray, dealing with them in order of size:

•                  The mainstay of our business, representing 69% of last year’s revenue, is what we call our laundry facilities business, contracting to provide the equipment and service for multi-housing commercial laundry facilities.  We operate in 29 states, providing 30,000 laundry rooms. We typically operate under 7-10 year, long-term contracts, that have an extremely high renewal rate, creating an annuity aspect to this business.  However, the business does track occupancy rates in apartment buildings and multi-housing.  As you know, low interest rates have enticed many apartment residents to buy their first homes.  Others have vacated apartments because of job losses and the currently bleak outlook for reemployment.  Developers are also taking advantage of low interest rates to build new apartments on spec.  So, in many regions of the country the market is over-saturated and under-rented.  Our geographic dispersion helps us in this regard, and most of our business is in northern markets which have not fared as badly as those in the south.  We have been somewhat vulnerable in our southeast markets, but even in the worst of the markets people still have to do laundry.  The current state of the apartment industry aside, our contract laundry facilities business serves dormitories on approximately 400 campuses in the U.S., again under long-term contracts.

•                  Let me turn now to our MicroFridge division, which represented 16% of last year’s revenue. Talking again about the college and university market, new sales to the academic sector by MicroFridge are feeling the pinch that colleges and universities are in.  Budgets are tight, largely driven by lower investment returns on endowments, triggering cuts in spending.  Spending on military housing in the U.S. is being somewhat influenced in the near term because funds are being reallocated due to the conflict in Iraq.  This is a key market for MicroFridge, not only for our branded combination appliance but we anticipate as well for the Amana and Magic Chef programs recently initiated with Maytag.  Our MicroFridge Sales to hotels and motels typically track hospitality industry occupancy rates and spending on travel.  In the current economic cycle our sales to this industry have been resilient   Our customer base, which is the extended-stay, low-budget hotel chains, have perhaps not been effected as severely as the rest of the hospitality industry.

•                  Our third division, our Laundry Equipment sales business, representing 11% of last year’s revenue, has been impacted—for several quarters—by the difficult lending environment for laundromat owners, or prospective laundromat owners, who want to finance their purchases of equipment.  While interest rates are low, many of our customers are reluctant to make capital commitments, and those who are willing continue to experience difficulties getting bank loans.

•                  Our smallest division, Copico, which represented 4% of last year’s revenue, has been restructured and produces positive cash flow.

The sales businesses, and smaller divisions aside, it’s important to remember that our mainstay laundry facilities business is executed under long-term contracts and leases.  While a tough economy may dampen our growth rate, the large majority of our revenues, cash flows and earnings are generated by this stable core business.

With that, let me now turn the call over to Mike Shea.

Mike:  Thank you, Stewart.  As you saw in our earnings release, published this morning, Mac-Gray had another profitable but challenging quarter.   Total revenue for the quarter ended June 30, 2003 was $36.0 million, a decrease of $2.1 million or 5% from $38.1 million for the same period of 2002.  Second-quarter GAAP net income was $373,000, or $0.03 per share, compared with $856,000, or $0.07 per share, for the same period in 2002.

For the six months ended June 30, 2003, revenue was $72.0 million compared to $74.8 million for the same period of 2002, a decrease of $2.8 million, or about 4%.  Net income for the first six months of 2003 was $1.3 million, or $0.10 per share.  That compares with $1.1 million, or $0.08 per share, for the same period in 2002.  I would like to point out that before the charge for the early extinguishment of bank debt, earnings were $0.05 per share for the 2nd quarter of 2003.  I should also point out that the 2002 six-month results include an adjustment for FAS 142.  Before the effect of the change in accounting principle for the six-month period of 2002, net income was $2.0 million, or $0.15 per share.

While certain segments of Mac-Gray’s business continue to be under pressure, our laundry facilities business continues to be remarkably resilient, showing an increase in revenue of 2% for the second quarter and 1% for the first six months of 2003.

As Stewart mentioned before, this is our mainstay business, accounting for approximately 70% of our total revenue for the first six months of 2003.  We estimate the impact of higher apartment vacancy rates on our revenue to be approximately 2% for this period. Yet, we have been successful in more than offsetting that shortfall with the following:

•                  Conversion of coin operated machines to card operation—a move that gives us greater opportunity and flexibility in  getting more revenue per machine;

•                  Internally generated growth in the number of machines on our routes

•                  Small route acquisitions, referred to in this morning’s release;

•                  And successful renegotiation of existing contracts.

Approximately 37% of our machines are now card operated.  In addition to allowing for more frequent vending price increases, our experience has shown than customers with cards use our machines more frequently.

In the second quarter of 2003, laundry equipment sales to the laundromat sector were off by 27% from the comparable 2002 quarter.  When looking at the year-over-year results for this division,  it needs to be noted that the second quarter of 2002 was an exceptionally strong sales period whereas many second-quarter 2003 shipments were delayed to the third quarter.  For the first six months of 2003, this division is 20% behind 2002.  Overall, industry wide sales of laundry equipment to the laundromat sector remain sluggish not only because of the economy, but also because of the tight lending environment Stewart mentioned earlier.  As we enter our third year of decreasing sales in this category, excluding the sales we make to the government, we continue to remain confident that when the economic recovery occurs, Mac-Gray will be well-positioned.  In the meantime, we continue to invest in and expand our marketing and sales programs and distribution channels.

As predicted, our MicroFridge division continues to experience setbacks in closing sales in the academic market, and sales to this market were off 58% for the quarter.  Colleges and universities have not increased their capital spending to pre-2001 levels.  Sales to the military were up 13% percent for the quarter, compared with the second quarter of 2002, and also on the plus side, sales to hotels and motels and assisted living centers were up 4% for the same period.

During this weak economic cycle, Mac-Gray has been very focused on controlling costs, strengthening its balance sheet and making selective acquisitions.  Cost control starts with interest expense.  In June, we renegotiated our bank debt, lowering the rates and improving both the terms and the covenants in the loan agreement.   We were able to lock in a very attractive fixed rate for most of the two-tranche, $80 million facility, reducing interest rates by approximately 200 basis points.   Our interest expense for the quarter just ended was down 53% from the second quarter of 2002.  Approximately 20% of this savings was created by the accounting treatment surrounding the old interest rate protection contracts.

I want to add that the financing met a very strong reception in the banking community and we have three new banks in the syndicate as well as others that wanted to participate and with whom we are maintaining dialogue.  Our new facility is lead by Citizens Bank.

Our primary tactics in improving our balance sheet consist of reducing debt and strengthening working capital.  As you saw in our news release, we have drawn down only a portion of the facility and our bank debt outstanding at June 30th was $55 million, including a $3 million increase on the day we closed the bank deal which was required to terminate the interest rate protection contracts.  Mac-Gray has reduced its funded debt by more than $30 million dollars over the past three years.    Elsewhere on the Balance Sheet, we continue to improve the Days Sales outstanding, our inventory balances are down 32% since Dec. 31, 2002 and the refinancing has reduced the current portion of bank debt by over $5 million.  These improvements and others have increased working capital by $6.8 million since Dec. 31, 2002.

Regarding the operating costs of the Company, we are pleased with our ability to control costs and in several instances reduce them.  The cost of operating our laundry facilities business, which represented approximately 70% of revenue for six months, stayed virtually unchanged from the same period in 2002.  We have experienced significant increases in insurance costs, but have been able to off-set them with savings in other areas.  Sales, General, and Administrative expenses in the second quarter of 2003 are down $300 K, or 5%, compared with 2002.

In terms of selective investments for the quarter, Mac-Gray:

•                  Purchased 1,100 machines under contract, as Stewart mentioned

•                  Pursued our program of converting coin machines to card operation

•                  Invested in technology, and

•                  Continued our stock repurchase program.

For the quarter, we bought back approximately 20,000 shares, bringing the total shares repurchased since the program was announced to approximately 28,000 shares.  Our CAPEX for the quarter was $3.9 million and $6.3 million for the six months ended June 30.  We expect it will be in the range of $15 million for the year.

With that, I’d like to turn the call back to Stewart to make some additional comments on our operations and to discuss Mac-Gray’s outlook.

Stewart:  Thanks, Mike.  Let me speak briefly on how we manage our organic growth.  We manage it aggressively and proactively.  Rather than let a laundry facility contract reach expiration, we try to renegotiate contracts before that point, particularly if we are upgrading the equipment or converting to card-operated machines.   Much of the in-market growth opportunity comes from acquiring small independent “mom and pop” operations when they come on the market and from property managers who want to outsource their laundry facilities management.  Because we are such a factor in the markets we serve, we believe we see every property that comes on the market.

With our MicroFridge operation, we are exploring new ways to do business.  Last summer, we brought on Phil Emma as general manager to reinvigorate the division.  He is doing just that.  Under Phil’s leadership, we have initiated new retail programs with some national and regional chains.  Those of you listening from New England, will be able to see the first fruits of this in this coming Sunday’s Boston Globe, where we are told that our first retail customer has placed an ad for our product line.    Phil has also expanded our product offerings through Maytag, securing agreements to sell its Amana and Magic Chef and Maytag home appliance lines, primarily to the government.  Strengthening our marketing prowess, MicroFridge also was recently awarded the ENERGY STAR designation, showcasing the commitment to sell our patented, energy-saving line of products.  So while we understand that university administrators are unwilling or unable to make purchase commitments, MicroFridge is launching a program to sell its combination appliances directly to students. MicroFridge is also currently test marketing a new, electronic compact safe that has been designed to store a laptop computer, addressing the need on college campuses to combat theft.

Before opening the call to questions, I would like to touch upon our outlook.  Mac-Gray’s outlook is strong, grounded by a healthy balance sheet, steady, annuity-like cash flow from our core business, and a leadership position.  Our reputation for service and for our technology capabilities differentiates us from any competitor.  Armed with these advantages, we are positioning ourselves for the future.  We have ramped up our process of identifying private company acquisition candidates, since the laundry facilities business consists exclusively of private companies, with the exception of Mac-Gray.   Many of our competitors are treading water, unable to invent or invest in the technologies that will increasingly drive this business.  As a result, we expect more opportunities to grow through acquisitions, and our new bank credit facility provides a basket of $15 million specifically for that purpose. The good news is that sellers seem to be getting more realistic about their asking prices, aiding our ability to expand by acquiring other businesses—a key value proposition for Mac-Gray.

As our country migrates toward a cashless society, we are keeping pace by continuing to invest in technologies to sustain our leadership role in the laundry facilities management field, particularly in the areas of card-operations and on-line applications.  In the MicroFridge division, several programs are underway to open new distribution channels in the retail sector.  The recent agreement with the Maytag Corporation to market its Amana , Magic Chef , and Maytag lines of home appliances is also expected open new revenue streams for the Company in future quarters.

Thank you for your attention.  Now Mike and I would be willing to take your questions.

[Pause during which no questions were asked.]

Stewart:  Thank you again for taking the time to join us this morning.  Please feel free to contact us directly by phone or e-mail if you have any questions.  This concludes our call.